UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULE 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)

(AMENDMENT NO. 0)*

LENSAR INC
(Name of Issuer)

COM
(Title of Class of Securities)

52634L108
(CUSIP Number)

Chris Carroll
150 East 58th St, 14th Fl, New York, NY 10155
212-702-8644
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

December 31, 2020
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [  ] Rule 13d-1(b)
       [  ] Rule 13d-1(c)
       [X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 52634L108

13G

Page 1 of 4 Pages

1.
NAMES OF REPORTING PERSONS OR
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

32-0567414

2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)

(a) [  ]
(b) [X]
3.
SEC USE ONLY


4.
CITIZENSHIP OR PLACE OF ORGANIZATION
 United States


NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH
5.
SOLE VOTING POWER

 637,208

6.
SHARED VOTING POWER



7.
SOLE DISPOSITIVE POWER

 637,208

8.
SHARED DISPOSITIVE POWER



9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

 637,208

10.
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES
(see instructions) [  ]


11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

 6.0%

12.
TYPE OF REPORTING PERSON (see instructions)

 IA

 ?
CUSIP No. 52634L108

13G

Page 2 of 4 Pages

Item 1.

(a)
Name of Issuer
LENSAR INC




(b)
Address of Issuer?s Principal Executive Offices
2800 Discovery Drive, Orlando, FL 32826

Item 2.

(a)
Name of Person Filing
Madison Avenue Partners, LP




(b)
Address of the Principal Office or, if none, residence
150 East 58th St, 14th Fl, New York, NY 10155




(c)
Citizenship
United States




(d)
Title of Class of Securities
COM




(e)
CUSIP Number
52634L108

Item 3. If this statement is filed pursuant to ??240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:


(a)
[  ]
Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).





(b)
[  ]
Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).





(c)
[  ]
Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).





(d)
[  ]
Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).





(e)
[  ]
An investment adviser in accordance with ?240.13d-1(b)(1)(ii)(E);





(f)
[  ]
An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);





(g)
[  ]
A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);





(h)
[  ]
A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);





(i)
[  ]
A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);





(j)
[  ]
Group, in accordance with ?240.13d-1(b)(1)(ii)(J).

?

CUSIP No. 52634L108

13G

Page 3 of 4 Pages

Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)
Amount beneficially owned: 637,208

(b)
Percent of class: 6.0%

(c)
Number of shares as to which the person has:


(i)
Sole power to vote or to direct the vote: 637,208


(ii)
Shared power to vote or to direct the vote:


(iii)
Sole power to dispose or to direct the disposition of: 637,208


(iv)
Shared power to dispose or to direct the disposition of:


Item 5. Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Members of the Group.

Madison Avenue Partners, LP is a registered investment adviser with its respective home country regulator. Madison Avenue Partners, LP is located in the United States at 150 East 58th St, 14th Fl, New York, NY 10155.

Item 9. Notice of Dissolution of Group.

Not applicable.

?
CUSIP No. 52634L108

13G

Page 4 of 4 Pages

Item 10. Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Madison Avenue Partners, LP






By:
/s/ Chris Carroll


Name:
Chris Carroll


Title:
CFO/CCO






Date:
February 12, 2021